Exhibit 99.1

Thomas Kelly Appointed to GameStop Board of Directors

GRAPEVINE, Texas--GameStop Corp. (NYSE: GME), the world’s largest multichannel video game retailer, today announced the appointment of Thomas N. Kelly to its board of directors.  Mr. Kelly brings with him extensive board experience as well as more than 25 years of leadership in the communications and wireless industries.

From 1996 to 2006, Kelly held several positions at Nextel Communications, including chief operating officer, chief marketing officer and chief strategy officer.  He also served as the executive vice president of Transition Integration for Sprint Nextel Corp.  Since 2006, Kelly has served as a director on the boards of RadioFrame Networks, BroadSoft, Inc. and Gracenote, Inc.  He currently serves on the board of the Scotts Miracle-Gro Company.

“We are excited for Tom to join our board, as his excellent leadership experience will be a valuable asset to our team,” said Dan DeMatteo, executive chairman of GameStop.  “Additionally, his time in the wireless and communications industries lends him a unique perspective to advise on our mobile and digital initiatives.”

About GameStop

GameStop Corp. (NYSE: GME), a Fortune 500 and S&P 500 company headquartered in Grapevine, Texas, is the world's largest multichannel video game retailer.  GameStop’s retail network and family of brands include 6,614 company-operated stores in 15 countries worldwide and online at www.GameStop.com.  Our network also includes: www.Kongregate.com, a leading browser-based game site; Game Informer(R) magazine, the leading multi-platform video game publication; Spawn Labs, a streaming technology company; and Impulse, Inc., a digital distribution platform available at http://www.GameStop.com/PC.

General information on GameStop Corp. can be obtained at the company's corporate website. Follow GameStop on Twitter @ www.twitter.com/GameStop and find GameStop on Facebook @ www.facebook.com/GameStop.

Contact
Matt Hodges
Vice President
Public & Investor Relations
GameStop
817-424-2126